EXHIBIT 10.2

TIDEWATER INC.

AMENDMENT NO. 1 TO

CHANGE OF CONTROL AGREEMENT

This Amendment No. 1 to the Change of Control Agreement between Tidewater Inc., a Delaware corporation (the “Company”) and Dean E. Taylor (the “Employee”) dated September 26, 2007 (the “Agreement”) is dated effective as of June 1, 2008.

WHEREAS, the Company and Employee wish to amend the Agreement to comply with the final regulations under Section 409A of the Internal Revenue Code, as amended, and to address the payment of the bonus bank balance upon a termination of employment in connection with a change of control.

NOW THEREFORE, the Company and the Employee hereby amend the Agreement as follows:

I.

Section 1.12 shall be added to the Agreement to read as follows:

1.12 Specified Employee. “Specified Employee” shall mean the Employee if the Employee is a key employee under Code Section 409A(a)(2)(B) and Treasury Regulations Section 1.409A-1(i) because of action taken by the board of directors of the Company, its compensation committee, or by operation of law or such regulation.

II.

Sections 3.3(a)(ii) and (iii) of the Agreement shall be amended in their entirety to read as follows:

(ii) the Company shall pay to the Employee in a lump sum in cash on the first business day that is more than six months following the date of termination of employment (x) an amount calculated by multiplying the annual bonus that the Employee would have earned with respect to the entire fiscal year in which termination occurs, assuming the achievement at the target level of the objective performance goals established with respect to such bonus and the elimination of any subjective performance goals or evaluations otherwise applicable with respect to such bonus (including any amount that would be credited to the bonus bank for such year assuming achievement at the target levels), by the fraction obtained by dividing the number of days in such year through the date of termination by 365 and (y) any bonus bank balance that the Employee would have been entitled to receive in the event of a termination by the Company without “Cause” under the terms of the Bonus plan in which the Employee participates; provided, however, that, if the Employee has in effect a 401(k) plan deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election);

(iii) if, at the date of termination, the Company shall not yet have paid to the Employee (or deferred in accordance with any effective deferral election by the Employee) an annual bonus with respect to a completed fiscal year, the Company shall pay to the Employee in a lump sum in cash on the first business day that is more than six months following the date of termination of employment an amount determined as follows: (x) (1) if the Compensation Committee of the Board shall have already determined the amount of such annual bonus, the greater of such amount, plus or minus any deductions from or additions to the bonus bank for such fiscal year, or the amount provided under Section 3.2(b) hereof shall be paid, and (2) if the Compensation Committee shall not have already determined the amount of such annual bonus, the amount to be paid shall be the greater of the amount provided under Section 3.2(b) hereof or the annual bonus that the Employee would have earned with respect to such completed fiscal year, based solely upon the level of achievement of the objective performance goals established with respect to such bonus and the elimination of any subjective performance goals or evaluations otherwise applicable with respect to such bonus (including any amount that would be credited to the bonus bank based on such level of achievement) and (y) any bonus bank balance that the Employee would have been entitled to receive in the event of a termination by the Company without “Cause” under the terms of the Bonus plan in which the Employee participates; provided, however, that, if the Employee has in effect a 401(k) Savings Plan deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to such completed fiscal year, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election);

III.

The following sentence shall be added to the end of Section 3.3(a)(viii):

The use of the phrase “date of termination” in this Agreement shall have the same meaning as the “date of a separation from service” under Section 409A.

IV.

Section 3.4 shall be amended in its entirety to read as follows:

3.4 Accrued Obligations and Other Benefits. It is the intent of this Agreement that upon termination of employment for any reason following a Change of Control the Employee be entitled to receive promptly, and in addition to any other benefits specifically provided, (a) the Employee’s Base Salary through the date of termination to the extent not theretofore paid, (b) any accrued vacation pay, to the extent not theretofore paid, and (c) any other amounts or benefits required to be paid or provided or which the Employee is entitled to receive under any plan, program, policy, practice or agreement of the Company or its Affiliates, subject to any requirement under Section

409A, that if such payment or benefit constitutes non-qualified deferred compensation paid to a Specified Employee on account of a separation from service, then such payment must be delayed until the first business day that is more than six months following termination of employment.

V.

Section 3.7 shall be amended in its entirety to read as follows:

3.7 Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Employee about the amount or timing of any payment pursuant to this Agreement) or which the Employee may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided under this Agreement; provided that if the Employee is a Specified Employee under Section 409A and if the payment of legal fees under this Section 3.7 is paid on account of a “separation from service” under Section 409A, no payment of legal fees may be made hereunder until the first date that is more than six months following “separation from service” and; provided further that the payment of or reimbursement for legal fees under this Section 3.7 shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements to be provided in any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit.

VI.

Section 3.9 shall be amended in its entirety to read as follows:

3.9 Outplacement Assistance. Upon any termination of employment of the Employee other than for Cause within three years following a Change of Control, the Company shall provide to the Employee outplacement assistance by a reputable firm specializing in such services for the period beginning with the termination of employment and ending at the end of the second calendar year following the year in which the termination of employment occurred; provided that all such payments by the Company for such services shall be made no later than the last day of the third calendar year following the year in which the separation from service occurs.

VII.

Section 3.11 shall be amended to capitalize and remove the quotation marks from the term “specified employee,” so that it reads Specified Employee.

IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment No. 1 to the Agreement to be executed as of June 1, 2008.

Tidewater Inc.

By:	/s/ Richard T. du Moulin
Richard T. du Moulin
Chairman of the
Compensation Committee

Employee:

/s/ Dean E. Taylor
Dean E. Taylor

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